EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders
Quipp, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333−75085) on Form S−8 of Quipp, Inc. and subsidiary (the Company) of our report dated March 31, 2008, with respect to the consolidated balance sheets of the Company as of December 31, 2007 and 2006, and the related consolidated statements of operations and other comprehensive (loss) income, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2007, and the related financial statement schedule, which report appears in the December 31, 2007 annual report on Form 10−K of the Company.

/s/ KPMG LLP

March 31, 2008
Miami, Florida
Certified Public Accountants